Exhibit (d23)
AMENDMENT TO
MONEY MANAGER AGREEMENT RELATING TO REDOMESTICATION

This amendment dated December 16, 2014 to the Money Manager Agreement is among TIFF Investment Program, Inc., a Maryland corporation (“TIP”), for its TIFF Multi-Asset  Fund (the “Fund”), TIFF Investment Program, a Delaware statutory trust (“TIP-DST”), for its TIFF Multi-Asset Fund (the “Fund-DST”) and Amundi Smith Breeden, LLC (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is effective as of December 16, 2014 (the “Effective Date”).

Recitals

TIP has entered into a Money Manager Agreement with the Manager dated October 1, 2013.

TIP, a Maryland corporation, is changing its form of organization and domicile by reorganizing into TIP-DST, a Delaware statutory trust.

TIP-DST wishes to retain the Manager to render advisory services to the Fund-DST on the same terms and conditions as provided in the Money Manager Agreement except as amended below, and the Manager is willing to continue to render those services on the same terms and conditions as amended below.

The parties therefore agree to amend the Money Manager Agreement as follows:

1.
All references in the Money Manager Agreement to TIP and the Fund are hereby replaced by TIP-DST and the Fund-DST, respectively.  TIP-DST and Fund-DST hereby assume all the rights and obligations of TIP and the Fund, respectively, under the Money Manager Agreement and are hereby bound by all of the terms of the Money Manager Agreement except as amended below.  The Money Manager Agreement, as amended hereby, will continue in full force and effect with respect to TIP-DST and Fund-DST.

2.	All references in the Money Manager Agreement to the board of directors of TIP are hereby replaced by the board of trustees of TIP-DST.

3.	Section 15 of the Money Manager Agreement is amended and restated as follows:

Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.  Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

4.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

In witness whereof, the parties hereto execute this amendment to the Money Manager Agreement on and make it effective on the Effective Date specified in the first paragraph of this amendment.

TIFF Investment Program, Inc.                                                    Amundi Smith Breeden, LLC
on behalf of TIFF Multi-Asset Fund

/s/ Dawn I Lezon                                              /s/ Aimee Harmelink
Signature                                                                                        Signature

Dawn I. Lezon, Treasurer and CFO                                            Aimee Harmelink
Print Name/Title                                                                            Print Name/Title

TIFF Investment Program
on behalf of TIFF Multi-Asset Fund

/s/ Dawn I Lezon
Signature

Dawn I. Lezon, Treasurer and CFO
Print Name/Title